Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103894) pertaining to the APP Pharmaceuticals, Inc. Savings and Retirement Plan, formerly known as the Abraxis BioScience Inc. Savings and Retirement Plan, of our report dated June 30, 2008, with respect to the statement of net assets available for benefits of the APP Pharmaceuticals, Inc. Savings and Retirement Plan as of December 31, 2007, included in this annual report on Form 11-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois

June 29, 2009